                                                                   EXHIBIT XI(b)



                         ISOMEDIX INC. AND SUBSIDIARIES

             STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE FOR THE
                     SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                   (Unaudited)



Net income and common shares used in the calculation of earnings per share for the six months ended June 30, 1997 and 1996, were computed as follows:



                                          June 30,           June 30,
                                           1997                1996
                                           ----                ----
Income from continuing operations        $4,037,327        $ 3,388,179

Discontinued operations                     200,150           (128,963)
                                         ----------        -----------

Net Income                               $4,237,477        $ 3,259,216
                                         ==========        ===========

Weighted average number of
 common shares outstanding
 during the period:                       6,513,458          6,981,350

Add:  Shares issuable upon
 assumed exercise or con-
 version of stock options
 and warrants                               163,182            200,762
                                         ----------        -----------

Common Shares                             6,676,640          7,182,112
                                         ==========        ===========

Primary earnings (loss) per
 common share

         Continuing operations           $      .60        $       .47

         Discontinued operations         $      .03        $      (.02)
                                         ----------        -----------

         Net income                      $      .63        $       .45
                                         ==========        ===========




(1) Fully diluted earnings per common share is equivalent to primary earnings per common share.


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